Exhibit 4.6

EXECUTION VERSION

NEWSMAX MEDIA, INC.

amendment to SUBSCRIPTION agreement

This Amendment to Subscription Agreement (this “Amendment”) is made as of July 30, 2020 (the “Amendment Date”), by and between Newsmax Media, Inc., a Delaware corporation (the “Company”), and Naples Investment HoldCo, LLC, a Delaware limited liability company (the “Investor”).

RECITALS

A. The Investor has purchased shares of Series A-3 Convertible Preferred Stock from the Company pursuant to a Subscription Agreement dated July 16, 2020 (the “Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Agreement.

B. Section 16 of the Agreement provides that the Agreement may be amended by written agreement among the Company and the Investor.

AGREEMENT

Now, Therefore, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Investor, intending to be legally bound and to legally bind the parties, hereby agree as follows:

1. Amendment of Section 1. Section 1 of the Agreement is hereby amended and restated to read as follows:

“1. Purchase and Sale of the Securities. Subject to the terms and conditions of this Agreement, the Investor hereby subscribes for and agrees to purchase and acquire from the Company, and the Company agrees to sell and issue to the Investor an aggregate of 1,060 shares of Series A-3 Preferred Stock at the purchase price per share of $23,619.00 (“Per-Share-Price”), and an aggregate purchase price of $25,036,140.00 (the “Investment”). The sale and issuance of the Series A-3 Preferred Stock will occur in three tranches. On the date hereof, the Investor shall purchase 424 shares of Series A-3 Preferred Stock in exchange for a purchase price of $10,014,456.00, payable by the Investor to the Company by wire transfer of immediately available cash to an account designated by the Company (the “First Tranche”). On or before August 30, 2020, the Investor shall purchase 212 shares of Series A-3 Preferred Stock in exchange for a purchase price of $5,007,228.00, payable by the Investor to the Company by wire transfer of immediately available cash to an account designated by the Company (the “Second Tranche”). On or before January 16, 2021, the Investor shall purchase the remaining 424 shares of Series A-3 Preferred Stock in exchange for a purchase price of $10,014,456.00, payable by the Investor to the Company by wire transfer of immediately available cash to an account designated by the Company (the “Third Tranche”).”

2. Amendment of Section 2. Section 2 of the Agreement is hereby amended and restated to read as follows:

“2. Closings. The closing of the First Tranche (the “First Tranche Closing”) will occur on the date hereof upon the execution and delivery of this Agreement. The closing of the Second Tranche (the “Second Tranche Closing”) will occur on August 30, 2020, or such other date as mutually agreed upon by the Investor and the Company (the “Second Tranche Closing Date”). The closing of the Third Tranche (the “Third Tranche Closing”) will occur on January 16, 2021, or such other date as mutually agreed upon by the Investor and the Company (the “Third Tranche Closing Date”). For the avoidance of doubt, the consummation of each of the Second Tranche Closing and the Third Tranche Closing is not subject to any conditions and the Investor shall not have the right to elect not to consummate the Second Tranche Closing or the Third Tranche Closing. The First Tranche Closing, the Second Tranche Closing and the Third Tranche Closing are each referred to herein as a “Closing.”

3. No Other Amendment. Except as modified by this Amendment, the Agreement shall remain in full force and effect in all respects without any modification. From and after the Amendment Date, all references in the Agreement to “the Agreement,” “this Agreement,” or any Section or Sections of the “Agreement”, shall mean the Agreement as amended through this Amendment (as the same may be further amended and/or restated from time to time).

4. Certification; Effectiveness. By executing this Amendment below, the Company and the Investor certify that this Amendment has been executed and delivered in compliance with the terms of Section 16 of the Agreement. This Amendment shall become effective when executed and delivered by the Investor and the Company as provided under Section 16 of the Agreement, and thereupon the Investor and the Company shall be bound thereby.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Delivery of an executed signature page to this Amendment by facsimile or any other electronic transmission shall be as effective as delivery of a manually signed counterpart hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to Subscription Agreement to be duly executed and delivered as of the Amendment Date.

COMPANY:

NEWSMAX MEDIA, INC.

By:	/s/ Christopher Ruddy
Name:	Christopher Ruddy
Title:	Chief Executive Officer

Address:

[Amendment to Subscription Agreement

Signature Page]

IN WITNESS WHEREOF, the parties have caused this Amendment to Subscription Agreement to be duly executed and delivered as of the Amendment Date.

INVESTOR:

NAPLES INVESTMENT HOLDCO, LLC

By:	/s/ Joel Chinn
Name:	Joel Chinn
Title:	For and On Behalf of JTC Directors Limited

By:	/s/ Mark Hamilton
Name:	Mark Hamilton
Title:	For and On Behalf of Castle Directors Limited

Address:

[Amendment to Subscription Agreement

Signature Page]